Exhibit 99.1

[Allegiant Bancorp, Inc. logo]

Attention: News Editor for further information on this news
release please contact Shaun R. Hayes, President and CEO
or Jeffrey S. Schatz, EVP and CFO/COO at (314) 692-8800.

Allegiant Bancorp Inc. Ranked 58th Fastest Growing U.S. Company in FSB 100 List of Publicly Held Small Businesses

ST. LOUIS, MO - July 7, 2003 - Allegiant Bancorp, Inc. (Nasdaq:ALLE; www.allegiantbank.com), the largest bank holding company exclusively serving the St. Louis, Missouri metropolitan area, today announced that it has been recognized by Fortune Small Business (FSB) Magazine as the 58th fastest-growing, publicly-held small business in the U.S. The FSB 100 companies were ranked on three criteria: earnings growth, revenue growth, and total stock market return over a 3-year period. The third annual FSB 100 list appears in the July-August 2003 issue.

"We feel quite honored to be included in this prestigious list", stated Shaun Hayes, President and Chief Executive Officer of Allegiant Bancorp. Mr. Hayes continued "We believe that this ranking helps to validate our commitment to providing excellent service to our customers and community". "We plan to continue to build upon this strong base, which should lead to providing superior value to our shareholders".

Allegiant Bancorp, Inc. is the largest publicly-held bank holding company headquartered in the St. Louis, Missouri metropolitan area and the parent company of Allegiant Bank. Allegiant has 37 full-service banking locations, with at least one branch located within a 20 minute drive from all principal sectors of the St. Louis, Missouri metropolitan area. Allegiant focuses on providing banking services to small and mid-sized businesses and individuals by offering a full range of banking services, including mortgage banking, private banking, brokerage services, insurance products and wealth management and other fiduciary services in addition to traditional retail and commercial loan and deposit products.

Certain statements in this release relating to present or future trends or factors affecting the banking industry and, specifically, the operations, markets and products of Allegiant Bancorp, Inc., may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Allegiant's actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Additional discussion of factors affecting Allegiant's business and prospects is contained in Allegiant's periodic filings with the Securities and Exchange Commission. Allegiant undertakes no obligation to report revisions to these forward-looking statements or reflect events or circumstances after the date of this release.